Exhibit 99.1

News Release

Contacts: Gary R. Flaharty (713) 439-8039 H. Gene Shiels (713) 439-8822	Baker Hughes Incorporated P.O. Box 4740 Houston, Texas 77210-4740

BHI Forms Baker Hughes Drilling Fluids Division

HOUSTON, Texas. July 12, 2004 Baker Hughes Incorporated (BHI — NYSE) announced today that it is creating a new division — Baker Hughes Drilling Fluids. The new division will be responsible for the oilfield drilling fluids, completion fluids and fluids environmental services businesses. These businesses were formerly part of the INTEQ division. The president of this division will be John A. (Andy) O’Donnell. Mr. O’Donnell will report directly to Baker Hughes’ president and chief operating officer, James R. (Rod) Clark.

INTEQ will continue to be led by Ray A. Ballantyne and will continue to offer best-in-class drilling and evaluation products and services. Both INTEQ and Baker Hughes Drilling Fluids will continue to share certain support functions.

Commenting on the creation of the new division, Michael E. Wiley, Baker Hughes’ chairman and chief executive officer said, “The separation of these two major Baker Hughes product lines will enhance our ability to provide “best-in-class” products and services to all our customers, to compete more effectively in the marketplace and increase returns on our shareholders’ investment.”

Biographical Information

John A. (Andy) O’Donnell currently serves as vice president, general manager of drilling fluids within the INTEQ organization. Previously, he was vice president responsible for the process segment, which was divested in early 2004. Earlier, Mr. O’Donnell managed Project Renaissance, an enterprise-wide cost savings effort, completed in 2001. He also served as vice president-manufacturing for Baker Oil Tools. He joined Hughes Tool Company in 1975 and holds a B.S. degree from the University of California and an M.B.A. degree from Pepperdine University.

Forward-Looking Statements

This news release (and oral statements made regarding the subjects of this release) contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities and Exchange Acts of 1934, as amended. The words “enhance,” “build,” and similar expressions are intended to identify forward-looking statements. The Company’s expectations with regard to the impact of this new division are subject to various risk factors and conditions that could cause actual results to differ materially. The risk factors include the ability of the company to execute its plans to split INTEQ into two divisions within the planned time frame and at the planned cost and other factors described in the Company’s public reports filed with the Securities and Exchange Commission. The Company assumes no responsibility to update any of the information referenced in this news release.

Baker Hughes is a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.

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NOT INTENDED FOR BENEFICIAL HOLDERS